FOR IMMEDIATE RELEASE
Date: July 28, 2006
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 4th QUARTER EARNINGS
AND DECLARES CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended June 30, 2006 totaled $261,000, or $0.70 per diluted share, compared to net income of $479,000, or $1.28 per diluted share, for the quarter ended June 30, 2005. Net income for the fiscal year ended June 30, 2006 totaled $1.0 million, or $2.71 per diluted share, compared to net income totaling $1.2 million, or $3.23 per diluted share for the fiscal year ended June 30, 2005.
     The Company also announced a 9% increase in its quarterly cash dividend to $0.24 per share for the quarter ended June 30, 2006, from $0.22 per share. The dividend will be paid on August 17, 2006 to shareholders of record as of August 7, 2006.
     Net income in both periods was increased by gains on the sale of Midland Federal’s investment in Intrieve, Incorporated (“Intrieve”), Midland Federal’s data processing provider. Net income in the current quarter included a $12,000 gain, net of income taxes, from the Intrieve sale compared with a $217,000 gain, net of income taxes, realized in the prior year quarter from the Intrieve sale. Net income in the current fiscal year included a $23,000 gain, net of income taxes, on the Intrieve sale, compared with the $217,000 gain, net of income taxes, realized in the prior fiscal year.
     Annualized return on average assets and annualized return on average equity during the quarter ended June 30, 2006 were .79% and 7.89%, respectively compared to 1.36% and 15.19%, respectively, for the comparable prior year quarter. For the fiscal year ended June 30, 2006, annualized return on average assets was .76% and annualized return on average equity was 7.78%, compared to .83% and 9.89%, respectively, for the fiscal year ended June 30, 2005.
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     Net interest income decreased $37,000 to $1.28 million in the quarter ended June 30, 2006 compared to the prior year quarter. The decrease in net interest income was the result of a decrease in the average balance of interest earning assets offset by an increase in interest rate spread. The average balance of interest earning assets decreased to $124.4 million for the quarter ended June 30, 2006 compared to $134.7 million for the prior year quarter while interest rate spread increased to 3.79% for the quarter ended June 30, 2006 compared to 3.71% in the prior year quarter.
     For the fiscal year ended June 30, 2006 net interest income increased $35,000 to $5.17 million. The increase in net interest income in the current fiscal year was primarily the result of an increase in interest rate spread to 3.80% compared to 3.55% in the prior fiscal year.
     Non-interest income decreased $301,000 to $233,000 in the quarter ended June 30, 2006 from $534,000 in the quarter ended June 30, 2005. Non-interest income in both periods included gains realized on the sale of Midland Federal’s investment in Intrieve, discussed above. Non-interest income in the current quarter included an $18,000 gain from the Intrieve sale compared with a $329,000 gain realized from the Intrieve sale in the prior year quarter. Non-interest income in the current quarter was increased by a $22,000 increase in profit on the sale of loans which offset a $10,000 decrease in loan fees and service charges and a $4,000 decrease in commission income.
     For the fiscal year ended June 30, 2006 non-interest income decreased $245,000 to $899,000 compared to the prior year. Non-interest income in both periods included gains realized on the sale of Midland Federal’s investment in Intrieve, discussed above. Non-interest income in the current year included a $35,000 gain from the Intrieve sale compared with a $329,000 gain realized from the Intrieve sale in the prior year. Non-interest income in the current fiscal year was increased by a $39,000 increase in profit on the sale of loans, an $11,000 increase in loan fees and service charges and a $14,000 increase in deposit related fees offset by a $5,000 decrease in commission income.
     Non-interest expense increased $3,000 to $1.12 million in the quarter ended June 30, 2006 compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $14,000 increase in staffing costs and a $10,000 increase in office occupancy expense offset by an $18,000 decrease in computer software and support expense. The increase in staffing costs was primarily attributed to a $13,000 increase in employee medical and pension benefits.
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     For the fiscal year ended June 30, 2006 non-interest expense increased $90,000 to $4.54 million compared to the prior year. The primary factors for the increase in non-interest expense in the current fiscal year were a $35,000 increase in staffing costs, a $33,000 increase in computer software and support expense, a $19,000 increase in office occupancy expense and a $5,000 increase in professional fees offset by a $6,000 decrease in data processing fees. The increase in staffing costs is primarily attributed to a $21,000 increase in costs for employee medical and pension benefits. The increase in computer software and support expense was primarily attributed to the installation of new computer servers.
     Non-performing assets were .25% of total assets at June 30, 2006 and consisted of $327,000 in non-performing loans. The allowance for loan losses decreased by $41,000 to $416,000, or .45% of total loans, at June 30, 2006 as a result of net loan charge offs. The Company made no loan loss provisions during the fiscal year ended June 30, 2006. At June 30, 2006 the Company’s ratio of allowance for loan losses to non-performing loans was 127.27% compared to 120.06% at June 30, 2005.
     At June 30, 2006 the Company’s assets totaled $130.8 million, compared to total assets of $139.0 million at June 30, 2005. Net loans receivable decreased $2.3 million to $92.5 million at June 30, 2006. Total deposits decreased $8.8 million to $116.0 million at June 30, 2006 from $124.8 million at June 30, 2005. The decrease in savings deposits is primarily attributed to increased competition for deposit liabilities in a rising interest rate environment.
     Stockholders’ equity in the Company totaled $13.3 million at June 30, 2006 resulting in a book value per common share of $35.68 based upon 372,600 shares outstanding. At June 30, 2006 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.52% and a risk-based capital ratio of 19.58%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
Unaudited

SELECTED FINANCIAL CONDITION DATA:	June 30, 2006	June 30, 2005

Total assets	$130,817,349	138,978,770
Loans receivable, net	92,544,573	94,829,310
Mortgage-backed securities	1,684,228	1,920,221
Cash and cash equivalents	11,259,904	36,709,593
Investment securities	21,021,975	1,310,937
Deposits	115,971,229	124,836,132
Stockholders’ equity	13,296,084	12,696,682

PER SHARE DATA:
Book value per common share at period end	$35.68	34.08

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.35%	.40%
Non-performing assets to total assets	.25%	.27%
Allowance for loan losses to non-performing loans	127.27%	120.06%
Allowance for loan losses to total loans	.45%	.48%

SELECTED OPERATIONS DATA:	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Total interest income	$1,738,509	1,672,650	6,820,757	6,505,721
Total interest expense	457,844	355,340	1,650,610	1,370,963

Net interest income	1,280,665	1,317,310	5,170,147	5,134,758
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,280,665	1,317,310	5,170,147	5,134,758

Non-interest income	232,686	533,573	899,309	1,144,097
Non-interest expense	1,123,546	1,120,910	4,542,438	4,452,192

Income before income taxes	389,805	729,973	1,527,018	1,826,663
Income tax expense	129,070	251,213	515,722	624,114

Net income	260,735	478,760	1,011,296	1,202,549

PER SHARE DATA:
Earnings per basic share	$.70	1.28	2.71	3.23
Earnings per diluted share	$.70	1.28	2.71	3.23
Dividends declared per common share	$.22	.20	.88	.80

SELECTED OPERATING RATIOS:
Annualized return on average assets	.79%	1.36%	.76%	.83%
Annualized return on average equity	7.89%	15.19%	7.78%	9.89%
Annualized operating expenses to average total assets	3.42%	3.19%	3.41%	3.07%
Interest rate spread during the period	3.79%	3.71%	3.80%	3.55%
Net interest margin	4.09%	3.91%	4.06%	3.71%
Average interest-earning assets to average interest-bearing liabilities	120.03%	119.17%	119.67%	116.91%